Exhibit 3(i)



                                     BERMUDA
                             THE COMPANIES ACT 1981

                          MEMORANDUM OF CONTINUANCE OF
                            COMPANY LIMITED BY SHARES
                                (Section 132C(2))

                            MEMORANDUM OF CONTINUANCE
                                       OF
                      WHITE MOUNTAINS INSURANCE GROUP, LTD.
                   (hereinafter referred to as the "Company")



1 The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.   The Company is an exempted company as defined by the Companies Act 1981.

3. The authorized share capital of the Company is US$70,000,000 divided into 50,000,000 common shares of par value US$1.00 each and 20,000,000 preferred shares of par value US$1.00 each. The minimum subscribed share capital of the Company is US$12,000.

4.   The Company shall not have power to hold land situated in Bermuda.

5.   Details of Incorporation:

     The Company was incorporated under the name "White Mountains Insurance Group (Arizona), Inc." in the State of Arizona, U.S.A. on August 31, 1999, as a wholly-owned subsidiary of White Mountains Insurance Group, Inc., a corporation which was incorporated in the State of Delaware, U.S.A. on September 4, 1980. On October 25, 1999, White Mountains Insurance Group, Inc. merged with and into White Mountains Insurance Group (Arizona), Inc., which, as the surviving corporation, changed its name to "White Mountains Insurance Group, Ltd."

6.   The objects of the Company from the date of continuance are:

     (1) to carry on any and all functions of a holding company and/or to provide and/or to coordinate management, advisory and administrative services to any or all of the following: (i) any affiliated company (as such term is understood in the Companies Act 1981, irrespective of the jurisdiction of incorporation) of the Company and (ii) any entity (wherever formed or existing) controlled, directly or indirectly, by the Company;

     (2) to provide and/or procure financing and financial investment, management and advisory services to any or all of the following: (i) any affiliated company (as such term is understood in the Companies Act 1981, irrespective of the jurisdiction of incorporation) of the Company and (ii) any entity (wherever formed or existing) controlled, directly or indirectly, by the Company, and in this connection, to provide and/or procure credit, financial accommodation, loans and/or advances with or without interest to any such company or entity and to lend to and/or deposit with any financial institutions, fund, trust or other entity, any property of the company and/or any interest therein to provide collateral for loans or other forms of financing provided to such Company or entity.

     (3) as set out in paragraphs (b) to (n) and to (p) to (u) inclusive of the Second Schedule to the Companies Act 1981.

7. From the date of continuance the Company shall, pursuant to Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

8. From the date of continuance, the Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares.

     Signed by duly authorized persons in the presence of at least one witness attesting the signature thereof:






/s/  K. Thomas Kemp                           /s/  Ray Barrette
----------------------------------            --------------------------------
Director                                      Witness




/s/  Terry Baxter                             /s/  Dennis Beaulieu
----------------------------------            --------------------------------
Director                                      Witness




Dated this 25th day of October, 1999